Exhibit 10.1

STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT, dated August 27, 2007, by and among Comtech Group, a company incorporated in the Cayman Islands, the registered office of which is situated at PO Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands  (the “Purchaser”), Broadwell Group Ltd., a company incorporated in the British Virgin Islands, the registered office of which is situated at  OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands  (the “Seller”), Broad Wise Holdings Limited, a company incorporated in the British Virgin Islands, the registered office of which is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands ( the “Company”), and Comtech Broadband Corporation Limited, a company organized and existing under the laws of Hong Kong (the “HK Company”, together with the Company, the “Company Group”) on the other hand.

W I T N E S S E T H:

WHEREAS, as at the date hereof the Seller owns all issued and outstanding shares of the Company (the “Shares”);

WHEREAS, as at the date hereof the Company and the Purchaser collectively own all issued and outstanding shares of the HK Company, of which the Company holds 45% of the issued and outstanding shares in the HK Company (the “HK Shares”) and the Purchaser holds 55% of the issued and outstanding shares in the HK Company;

WHEREAS, the Seller desires to sell all its entire Shares of the Company to the Purchaser, and the Purchaser desires to purchase the Shares from the Seller for the purpose of directly and indirectly owning all issued and outstanding shares of the HK Company, for the consideration and on the terms set forth in this Agreement;

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.13 below.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of Shares.

           Section 1.1                                Sale of Shares.  Subject to the terms and conditions of this Agreement, the Seller shall  sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser at the Closing, and the Purchaser shall at the Closing purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Shares.  In furtherance of the foregoing, the Seller shall at the Closing Transfer beneficial and record ownership of the Shares to the Purchaser, and execute one or more stock powers, endorsements or assignments as the Purchaser may reasonably request.

ARTICLE II
Purchase Price.

           Section 2.1.                              Purchase Price.  In consideration of the Transfer to the Purchaser of the Shares at the Closing, and of the other representations, warranties and covenants herein:

(a)           Subject to satisfaction of all relevant operating and financial milestones of the HK Company agreed upon by the Parties and on the terms and conditions contained herein, the Purchaser shall pay to the Seller US$15 million (the “Purchase Price”), consisting of US$10 million in cash and US$5 million in shares of Comtech Group, Inc., the parent company of the Purchaser (“COGO Shares”).  The schedule of payment and adjustment of the Purchase Price shall be separately agreed upon by the Parties.

Section 2.2                              COGO Shares.  Subject to all applicable conditions and requirements of the US securities law, the COGO Shares granted to the Seller pursuant to Article II may be traded freely on the NASDAQ.  In the event that COGO Shares is changed into or exchanged for a different number or kind of shares of the Purchaser or other securities of the Purchaser or of any third corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, stock dividend or combination of shares, the Purchaser shall make an appropriate and equitable adjustment to the number of COGO Shares to be issued to the Seller or any appropriate substitution of a different security for such COGO Shares as the case may be.  Any such adjustment made by the Purchaser shall be final and binding upon the Seller.

Section 2.3                               Offset Right.  Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to offset, against any consideration otherwise payable to the Seller pursuant to Article II pursuant to the terms of this Agreement (whether before, at or after the Closing) or any other Closing Documents.

ARTICLE III
Closing.

           Section 3.1                                Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall be held in Shenzhen, China, on the Closing Date.  All matters at the Closing shall be considered to take place simultaneously.  As used herein, the term “Closing Date” shall mean the date which is two Business Days after all of the conditions in Article VII have been satisfied (or waived in writing by the party entitled to provide such a waiver), provided that the Closing Date shall not be later than August 31, 2007, unless the parties hereto mutually agree otherwise in writing.

           Section 3.2                               Documents of Conveyance, Etc.  The Seller and the Purchaser shall deliver to each other at the Closing such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement (collectively with this Agreement, the “Closing Documents”) as set forth in Appendix 1.  Each party hereto further agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignments, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’ right, title and interest in and to the Shares.

ARTICLE IV
Representations and Warranties by the Warrantors.

           Section 4.1                                Representations and Warranties.  Each of the Warrantors hereby jointly and severally makes the following representations and warranties to the Purchaser:

(a)             The Seller is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Closing Documents to be executed by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  This Agreement and the Closing Documents to be executed by the Seller constitute valid and binding obligations of the Seller enforceable against it in accordance with their respective terms.

Both the Shares and the HK Shares are duly authorized, validly issued and are fully paid and non-assessable.  The Seller is not entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of the Seller’s ownership of the Shares on or before the date hereof.

The Company has not conducted any business or incur any debt or liabilities, whether actual or contingent, since its formation other than owning the HK Shares.

(b)             (i)           Neither the execution and delivery by each of the Warrantors of this Agreement and the Closing Documents to be executed by each of the Warrantors, nor the consummation by each of the Warrantors of the transactions contemplated hereby or thereby: (1) violates or will violate any Law applicable to any of the Warrantors; (2) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to any of the Warrantors; (3) conflicts or will conflict with, or results or will result in a breach of or default under, the Charter Documents of the Company, the HK Company or the Seller; or (4) results or will result in the imposition of any Lien on any of the Assets, the Shares or the HK Shares.  No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Seller, the Company or the HK Company in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by each of Warrantors of the transactions contemplated hereby or thereby.

As used herein, the term “Lien” means any lien, mortgage, security interest, charge, pledge or encumbrance of any kind.

(ii)           The execution, delivery and performance by each of Warrantors of this Agreement and the other Closing Documents, and the consummation of the transactions hereunder and thereunder, will not create a default by the Company or the HK Company under, or give any Governmental Entity or other third party the right to terminate or accelerate any Commitment, any permits, licenses, approvals, consents and authorizations issued by any Governmental Entity (collectively, “Licenses”).

(c)               The Seller does not, and to the knowledge of each of Warrantors, none of the officers or key employees of the Company Group currently directly or indirectly, owns, manages, operates, finances, or controls, or participates in the ownership, management, operation, financing or control of, or is associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise which competes with the Purchaser and the Company Group.

(d)             No representation or warranty contained in this Agreement, and no statement in any certificate, list, report, or other writing furnished to the Purchaser pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact that in light of the circumstances under which they were made would have made them not misleading.

ARTICLE V
Representations and Warranties of the Purchaser

           Section 5.1                                Representations and Warranties.  The Purchaser represents and warrants to the Seller that:

           (a)           Existence and Qualification of The Purchaser; Due Execution, Etc.  The Purchaser is a company duly organized, validly existing and in good standing under the Laws of Cayman Islands and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  This Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

           (b)           No Violation.  Neither the execution and delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby: (1) violates or will violate any Order applicable to the Purchaser or (2) results or will result in a breach of or default under the Charter Documents of the Purchaser.

ARTICLE VI

Pre-Closing Covenants

Section 6.1.                            Covenants Regarding Closing Conditions.  The parties shall use their respective reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to Closing contained in Article VII.  Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their respective reasonable efforts promptly to obtain, (1) such consents, waivers, releases, authorizations and approvals from such Governmental Entities as shall be necessary to permit the consummation of the Contemplated Transactions (as defined in Section 7.3); (2) such consents, waivers, valuations, authorizations and approvals as may be required under Charter Documents of the Company; and (3) such consents, waivers, releases, authorizations and approvals from such third parties as shall be necessary to permit the consummation of the Contemplated Transactions.

           Section 6.2                                Notification.  Between the date of this Agreement and the Closing, the Warrantors will promptly notify the Purchaser in writing if the Warrantors become aware of any fact or condition that causes or constitutes a breach of any of the Warrantors’ representations and warranties as of the date of this Agreement, or if the Warrantors become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

           Section 6.3                                No Solicitation or Negotiation.  The Seller will not, nor will it authorize or allow the Company Group or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Seller or the Company Group to, directly or indirectly, engage in, solicit, initiate, or encourage any inquiries or proposals from any Person (other than the Purchaser) relating to any transaction involving the transfer or sale of all or any part of the Shares or the HK Shares, or any merger, consolidation, business combination, investment or financing in the Company or the HK Company or similar transaction involving the Company or the HK Company (any such transaction, a “Competing Transaction”) or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Competing Transaction.

Section 6.4                               Publicity.  No press release or public announcement related to this Agreement, or the transactions contemplated hereby or thereby, shall be issued or made without the approval of the Purchaser, unless required by Law (in the reasonable opinion of outside counsel) or other Governmental Entity, rule or regulation, in which case the Seller or the Company Group shall use reasonable efforts to give the Purchaser the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

ARTICLE VII
Closing Conditions

The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

Section 7.1                               Accuracy of Representations.  Each of the Warrantors’ representations and warranties set forth in this Agreement must have been true and correct as of the date of this Agreement, and must be true and accurate as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct as of such date).

           Section 7.2                               Warrantors’ Performance.  Each of the covenants and obligations that the Warrantors are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with, and the Warrantors must have executed and delivered each of the documents required to be delivered by it hereunder, including under Section 3.2 and Schedule 3.2.

           Section 7.3                               No Injunction.  Since the date of this Agreement, there must not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or in any other Closing Document (the “Contemplated Transactions”).

Section 7.4                               Non-Competition, Confidentiality and Labor Agreements  Each of the management personnel and key employees of the HK Company as designated by the Purchaser has entered into a 2-year Non-Competition Agreement after the later of the termination of his or her employment with the HK Company or the expiration of the three (3) year period after this Closing, Non-solicitation and Confidentiality Agreement and a 3-year Labor Agreement with the HK Company in which he or she agrees to commit substantially all of his or her working time to the HK Company in form and substance reasonably satisfactory to the Purchaser, and he or she shall not conduct any other business or transfer or assign any business or employees of the HK Company to a third party.

Section 7.5                              Board Resolution.  Board resolutions have been passed approving the transfer of all the Shares held by the Seller to the Purchaser upon stamping and due presentation.

Section 7.6                              No Prohibition.  The proposed Transfer of the Shares contemplated hereunder will not contravene, or materially conflict with, or result in a violation of any applicable Law or Order.

Section 7.7                               No Material Adverse Event.  There shall have been no Material Adverse Events with respect to the Company Group since the date hereof.

Section 7.8                             Due Diligence.  The Purchaser shall have completed its business, legal, financial and other due diligence review on the Company Group and its conditions and affairs and the results of such review are to the Purchaser’s satisfaction.

ARTICLE VIII
Post Closing Covenants

Section 8.1                               Maintenance of Management Personnel.  The Seller shall procure Xiaokun Deng as the senior management personnel of the HK Company to continue working for the HK Company within 36 months after the Closing.

           Section 8.2                                Endeavor to Growth of Business.  The Purchaser shall use commercially reasonable efforts to grow the Business, and to assist the HK Company in achieving the best economic results and efficiency in operational and financial administrations.

ARTICLE IX
Termination Rights

           Section 9.1                                Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by mutual written consent of the Purchaser, the Seller;

(b)           by the Purchaser, if any of the conditions in Article VII has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition at or before the Closing;

(c)           by either the Purchaser, on the one hand, or the Seller, on the other hand, if the other party (or parties) has materially breached their obligations hereunder such that the conditions set forth in Article VII (as appropriate) cannot be satisfied within 10 days following receipt of notice of a breach from the non-breaching party;

           (d)           by either the Purchaser, on the one hand, or the Seller, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2007 or such later date as the parties may mutually agree upon in writing; or

(e)           by either the Purchaser, on the one hand, or the Seller, on the other hand, if any court of competent jurisdiction or any Governmental, Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transfer of the Shares.

           Section 9.2                                Procedures for Termination.  In the event of termination by the Seller, on the one hand or the Purchaser, on the other hand, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other parties in accordance with Section 10.8, and the Contemplated Transactions shall be terminated without further action by any party.

ARTICLE X
Miscellaneous.

           Section 10.1                              Entire Agreement; Amendment.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement.  Any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement.

           Section 10.2                              Amendments.  Any term of this Agreement may be amended only with the written consent of the parties hereto.

           Section 10.3                              Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns.  This Agreement is freely assignable by the Purchaser after the Closing Date but may not be assigned by the Seller without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it of its obligations hereunder.

           Section 10.4                              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

           Section 10.5                              Headings and Section References.  The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

           Section 10.6                              Waiver.  No failure or delay by either the Purchaser, on the one hand or the Seller, on the other hand, in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

           Section 10.7                              Expenses.  Except as otherwise specifically provided for in this Agreement the Seller and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

           Section 10.8                              Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or on the 10th day after the date mailed, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties, or on the first business day following the date of transmission by facsimile.

Section 10.9                             Governing Law and Arbitration.  This Agreement and the legal relations among the parties hereto shall be construed in accordance with, and all disputes, controversies or claims arising out of or in connection with this Agreement or the breach, termination or invalidity thereof (collectively, “Disputes”) hereunder shall be governed by, the laws of Hong Kong without regard to conflicts of laws principles thereof.  In the event of a Dispute, the parties shall use their good faith efforts to resolve the same.  If no resolution can be reached through such efforts within 30 days from the date on which one party first notifies the other party in writing of the existence of a Dispute, then the Dispute shall be settled by arbitration in accordance with the Rules of Arbitration of the Hong Kong International Arbitration Center by three arbitrators appointed in accordance with the said Rules (the “Arbitrators”). The arbitration shall be conducted by the Arbitrators in English and shall be held in Hong Kong.  Each party hereby submits to the jurisdiction of the Arbitrators, and expressly and irrevocably waives any claim or defense based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis with respect to such arbitration.  The arbitration award shall be final and binding upon the parties, and the parties agree to be bound thereby and to act accordingly.  The costs of arbitration and the costs of enforcing the arbitration award (including in each case witness expenses and reasonable attorneys’ fees and disbursements) shall be borne by the losing party, unless otherwise determined by the arbitration award.  In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the parties pursuant to or relating to this Agreement, each party expressly waives any defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.  When any Dispute occurs and when any Dispute is under arbitration or any other proceedings, the parties shall continue to exercise their respective rights, and fulfill their obligations under this Agreement.

           Section 10.10                            Severability.  If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

           Section 10.11                            Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

           Section 10.12                            Indemnification: Survival of Representations and Warranties.

           (a)           Indemnification by Seller. The Seller agrees to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to any actions or incidents caused by the Seller or the Company Group or any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of any Warrantor contained in this Agreement, or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by any Seller or other Warrantors pursuant to this Agreement or any of the Closing Documents or in connection with the transactions contemplated hereby or thereby, or which are referred to hereinafter as the “Purchaser’s Losses.”

           (b)           Survival of Representations and Warranties. The Warrantors’ and the Purchaser’s representations and warranties under this Agreement, and the indemnification obligations arising solely from such representations and warranties under Section 10.12(a), respectively, shall survive the Closing and shall expire and terminate on the date(s) ninety (90) calendar days following the expiration of the maximum applicable statutes of limitations applicable to any claim giving rise to the Purchaser’s Losses, to which such representations and warranties relate.  Notwithstanding the foregoing, the termination of the representations and warranties as aforesaid shall not affect the rights of a party in respect of any claim made by such party prior to such termination.

           (c)           Procedures.

(i)           In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 10.12, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

                      (ii)           In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 10.12(c)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 10.12(c)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s Losses, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s Losses, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

                      (iii)           Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Business.  If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect.  If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

                      (iv)           After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice.  Any and all Purchaser’s Losses other than those described in the preceding sentence (including Purchaser’s Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

           Section 10.13                            Certain Definitions and Interpretive Matters.

           (a)           Certain Definitions.  The following terms shall have the following meanings:

(i)	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(ii)	“Assets” means all of the properties, rights, claims, contracts and assets relating to the business, tangible or intangible, choate or inchoate, and wherever located, of the Company Group.

(iii)
“Charter Documents” means, with respect to any entity, means the memorandum and articles of association, corporate charter, certificate or articles of incorporation or formation, by-laws, partnership or operating agreement, and similar documents of such entity, as applicable.

(iv)	“Commitments” means all contracts, agreements, other rights of a contractual nature and franchises of the Company Group.

(v)	“Governmental Entity” means any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

(vi)	“Laws” shall mean any federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

(vii)
“Material Adverse Effect” means any fact, circumstance, event, change or effect that is materially adverse to (a) the Company, the HK Company, the Assets or the financial condition of the Business or (b) the ability to operate the Business as operated by the Company Group as of the Closing Date.

(viii)	“Person” means any person, company, corporation, joint venture, partnership, legal association, or other entity, including any Governmental Entity.

(ix)	“Schedule” shall mean the Schedules, inclusive, attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

(x)	“Warrantors” means the Seller, the Company and the HK Company.

Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the United States Generally Accepted Accounting Principles, consistently applied (“US GAAP”), (ii) “or” is disjunctive but not necessarily exclusive, and (iii) all references to “US$” or dollar amounts mean lawful currency of the United States of America.

           (b)           Interpretive Matters.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

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IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first set forth above.

Purchaser

Comtech Group

/s/ Jeffrey Kang
Name: Jeffrey Kang
Title: CEO
Address: PO Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands

Seller

Broadwell Group Ltd.

/s/
Name:
Title: Shareholder
Address: OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands

Company

Broad Wise Holdings Limited

/s/
Name:
Title: Director
Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands

HK Company

Comtech Broadband Corporation Limited

/s/
Name:
Title: Director
Address: Suite 514 Manhattan Center, 8 Kwai Cheong Road, Kwaichung, New Territories, Hong Kong

Appendix 1

Closing Documents

1.
an Officers’ Certificate of the Seller regarding the accuracy of the Warrantors’ representations and warranties, in form reasonably acceptable to the Purchaser, and an Officers’ Certificate of the Company certifying Closing Conditions set forth in Article VII have been satisfied;

2.
valid share certificates for all of the issued Shares of the Company under its name or other evidence satisfactory to the Purchaser that the above said shares are legally and beneficially owned by the Seller;

3.	valid instrument(s) of transfer duly executed by the Seller in relation to all the issued Shares of the Company under its name in favour of the Purchaser;

4.	evidence of all necessary updates to the Company’s Register of Members with respect to the Transfer of the Shares to the Purchaser;

5.
valid share certificates for all of the issued HK Shares of the HK Company under its name or other evidence satisfactory to the Purchaser that the above said shares are legally and beneficially owned by the Company;

6.	valid instrument(s) of transfer duly executed by the Seller in relation to all the issued HK Shares of the HK Company under its name in favour of the Company; and

7.	evidence of all necessary updates to the HK Company’s Register of Members with respect to the Transfer of the HK Shares to the Company.